UNITED STATES

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American International Group, Inc.

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FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon Diat (Media): 212-770-3505; jon.diat@aig.com Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG ANNOUNCES EXPANSION OF BOARD OF DIRECTORS AND NOMINATES TWO NEW DIRECTORS

NEW YORK, February 11, 2016 – American International Group, Inc. (NYSE:AIG) said today that its Board of Directors has agreed to expand the size of the AIG Board from 14 seats to 16 seats.

The Board will nominate its existing Board of Directors, as well as John Paulson, President of Paulson & Co., and Samuel Merksamer, a Managing Director of Icahn Capital LP, as the slate of directors to be included in AIG’s proxy statement for election at the 2016 AIG Annual Meeting of Shareholders.

Douglas M. Steenland, AIG Chairman of the Board, said: “AIG has a strong Board, with a track record of creating significant shareholder value and delivering superior returns. John and Samuel will bring financial and business expertise to the Board, and we look forward to benefiting from their insights as we move forward with our strategy to create a leaner, more profitable and focused AIG.”

Additional information about AIG can be found at www.aig.com/strategy-update | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

Important Additional Information

American International Group, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2016 Annual Meeting of Shareholders. Information regarding the names of the

FOR IMMEDIATE RELEASE

Company’s directors and executive officers is set forth in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which were filed with the SEC on March 30, 2015 and February 20, 2015, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other related materials (if any) in connection with the 2016 Annual Meeting of Shareholders to be filed with the SEC when they become available.

The Company intends to file a definitive proxy statement and proxy card and other related materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies. COMPANY SHAREHOLDERS AND OTHER INVESTORS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND PROXY CARD AND SUCH OTHER RELATED MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

These documents, including any proxy statement (and amendments or supplements thereto) and other related materials filed by the Company with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at the Company’s website at www.aig.com. Copies may also be obtained by contacting the Company by mail at 175 Water Street, New York, New York 10038, Attention: Investor Relations or by telephone at 212-770-6293.

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